Calais Resources, Inc.

Presidents Annual Letter to Shareholders

On behalf of the executive officers and board of directors for Calais Resources, I would personally like to thank each and every shareholder for your support over the past year. Calais Resources recently ended its fiscal year on 5-31-2003. As of today, I could not be more proud of our achievements during the fiscal year 2003 and year to date. Five years ago I became President and CEO of Calais Resources after wonderful twenty six year tenure at Hendricks Mining. In 1998 and still today, I believe that Calais Resources is a very special gold exploration company holding the property rights to three world class gold districts.

In this past fiscal year we added hundreds of acres of patented and unpatented mining claims to our all of our three properties located in Colorado, Nevada, and Panama. Along with the addition of new mining claims to our portfolio of properties, we spent a great deal of time and efforts in perfecting all of our claims. We believe that we have never been in a more favorable growth position than we are in today.

With the acquisition of more claims, and the housekeeping of our current claims, we are very excited to say it is now time to start drilling. Core drilling will be our number one focus and will continue to be for the next two years. With a recent loan to Calais Resources of 4.5 million US dollars, and the addition of Matt Witt our new CFO to the executive staff, Calais Resources will become a highly visible mining exploration company in the very near future. All of what is to come is a result of a lot of very hard work and perseverance by every member of the executive staff and board of directors. For that, I want to thank each of you.

As of August 1, 2003 the drilling resumed at the Caribou property in Colorado, and we anticipate drilling to begin at our Nevada property in December. Our new business plans call for three new drills to be purchased or leased in early 2004. With four drills running full time at our Colorado and Nevada properties, we are estimating that we can produce another 250,000 feet of core drilling per year. With an addition of 500,000 feet of core drilling over the next two years to add to our current 150,000 feet of core that we have previously drilled, Calais Resources will be in a very strong position, and we hope that it will attract a lot of industry attention. Our concentration on core drilling is a very significant achievement for Calais Resources and the Calais Resources shareholders.

Again we are very excited with the future of Calais Resources, Inc, and are proud to have each and every one of you as Calais Shareholders.

Calais Resources, Inc.

Enclosed you will find a copy of our Audited Consolidated Financial Statement (in Canadian dollars) and the Management Discussion and Analysis for Fiscal year end 2003. Please read them so you can gain more information about your company. We will be scheduling a shareholders’ meeting for December 2003 when we hope to have more information for you.

Thank you for your continued support.

Thomas S. Hendricks
President and CEO
Calais Resources, Inc

The future conduct of the company’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that the company will be able to conduct its operations as contemplated. Certain statements contained in this letter and the attached management’s discussion and analysis using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond our ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in the company’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Calais Resources, Inc. disclaims any obligation to update any forward-looking statement made herein.

Calais Resources, Inc.

Management’s Discussion and Analysis

Results of Operations

     During the last five fiscal years we have not achieved any revenues from operations and we do not expect to receive any such revenues in the near future until such time, if ever, we produce precious metals which we can market. There is a possibility that we may produce gold from placer operations that we expect to undertake on our Panamanian properties during the fiscal year ending May 31, 2004, but even if we achieve such revenues we anticipate that we will reinvest them in our Panamanian operations, reducing the capital that will be required from our United States operations. It is not likely that any revenues obtained from the anticipated Panamanian placer operations will exceed the cost of those operations until we have the capital necessary to expand the operations beyond the phase that we currently anticipate.

     Although our aggregate expenses have remained approximately constant at about Cdn$600,000 during the last two fiscal years, the components of those expenses have changed significantly. The following discuss the more significant changes:

Consulting fees reduced by about Cdn$45,000 because we had less working capital available and consequently less ability to retain and pay for consultants in our operations.

We had a gain on foreign currency of approximately Cdn$250,000 during the 2003 fiscal year as compared to a loss of about Cdn$5,000 in the 2002 fiscal year. This gain was based on conversion between United States and Canadian currency because most of our operations occur in US dollars while our financial statements are set forth in Canadian dollars. Consequently this is not a gain we can anticipate recurring in the future and it provides no additional capital to us.

Interest and bank charges increased from about Cdn$319,000 during fiscal 2002 to Cdn$624,000 during fiscal 2003. These costs increased by almost double because we had to finance our operations during fiscal 2003 through the use of debt, in part with high-interest credit cards and a default rate of 24% per annum on our bank loan, while we were seeking more cost-effective financing. The company also incurred approximately Cdn$205,000 in financing fees during fiscal 2003, which fees were paid through the issuance of warrants. While we had to finance our operations with debt during fiscal 2002 as well, the total amount of debt outstanding (and therefore the interest charges) were Cdn$400,000 greater during fiscal 2003.

Calais Resources, Inc.

We were able to reduce our professional fees and expenses by about Cdn$30,000 during fiscal 2003 as compared to fiscal 2002 because we were unable to retain and utilize professionals because we had no resources from which to pay them for their services.

     As a result of these factors, our loss for the 2003 fiscal year was about the same as our loss for the 2002 fiscal year. Had we not realized the Cdn$250,000 gain on foreign currency during 2003, our actual loss would have been significantly greater during 2003 than during 2002.

     We anticipate that the 2004 fiscal year will result in greater operating losses than realized in fiscal 2002 or 2003, since we received US$4,500,000 in mortgage financing from accredited investors in August 2003 and we intend to increase our operations on our Caribou and Panamanian properties. Furthermore, because we lost our status as a foreign private issuer under the United States securities laws, we will incur additional expenses in complying with the duplicative reporting requirements in the United States and Canada. We also have increased our general and administrative expenses by opening our administrative office in Englewood, Colorado and have assumed the administrative costs associated with that office and our new chief financial officer, expenses we had not incurred in previous fiscal years.

Liquidity and Capital Resources

     We have had working capital deficits during each of our last two fiscal years of Cdn$(2,437,000) at May 31, 2003 and Cdn$(2,142,000) at May 31, 2002. These working capital deficits have in part been financed by:

increasing accounts payable (Cdn$975,000 at May 31, 2003 as compared to Cdn$659,000 at May 31, 2002);

a Cdn$96,000 note payable at May 31, 2003 which did not exist at the end of the prior fiscal year; and

     Offsetting these increased short-term liabilities was a Cdn$190,000 reduction in short-term bank indebtedness at May 31, 2003 as compared to May 31, 2002.

     Our working capital deficit during the past two fiscal years (and previously) have adversely affected our ability to carry on our mineral exploration operations. We were also unable to retain professional help needed to fully comply with our reporting obligations in Canada and in the United States, we were required to incur significantly

Calais Resources, Inc.

greater interest and bank charges than would have otherwise been required The Peak National Bank loan was in default as of 5-31-2003. The default was cured subsequent to fiscal year ending. This bank loan was paid in full in August 2003.

     We were actually able to achieve positive cash flow from our operations during fiscal 2003, primarily because of increasing short term liabilities which had a positive effect on cash flow from operations. We also issued shares and warrants in exchange for services, expenses that did not involve the use of our limited cash. During our 2002 fiscal year, we used Cdn$(662,000) cash in our operations.

     We had positive cash flow from financing activities in both 2002 (Cdn$934,000) and 2003 (Cdn$219,000). The 2002 positive cash flow from financing activities was due primarily to a Cdn$1,833,000 bank loan we obtained and used to pay off certain other long-term and short-term obligations. The 2003 positive cash flow from financing activities was due to the issuance of capital stock and loans received from certain of our shareholders. Our positive cash flow from financing activities allowed us to finance our negative cash flow from operations and investing activities.

     As noted, we also had negative cash flows from investing activities in both our fiscal 2003 (Cdn$262,000) and fiscal 2002 (Cdn$282,000) years. In both cases, these expenditures related to investment in our mineral properties during the respective fiscal years.

     We expect that we will have positive cash flow during our 2004 fiscal year even though we also anticipate increased negative cash flow from operations and investing activities. Our positive cash flow will be due primarily to the August 2003 investment of US$3,500,000 (net proceeds) received from six accredited investors. In the future we expect that we will continue to be dependent on our financing activities to finance anticipated continuing negative cash flows from operating and investing activities. Alternatively we will have to find joint venture partners or industry partners who are willing to invest funds in our properties or in Calais itself to fund our continuing operations. After we have established mineralization or reserves through our exploration activities, we may be able to attract joint venture partners, industry partners, or other investors who will be willing to provide us the necessary capital on commercially-reasonable terms.